SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    Under the Securities Exchange Act of 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )*

                                   Cadiz Inc.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    127537207
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                                 (CUSIP Number)


                                   12/31/2008
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             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

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CUSIP No. 127537207                SCHEDULE 13G               Page 2 of 5 Pages
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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     FROST GAMMA INVESTMENTS TRUST
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |_|
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     FLORIDA
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               5    SOLE VOTING POWER

                    732,187
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           732,187
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,187
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.88%
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12   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

-------------------                                           -----------------
CUSIP No. 127537207                SCHEDULE 13G               Page 3 of 5 Pages
-------------------                                           -----------------

Item 1(a).        Name of Issuer.  CADIZ, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  550 South Hope Street
                  Suite 2850
                  Los Angeles, CA  90071
                  United States

Item 2(a).        Name of Person Filing.

                  Frost Gamma Investments Trust

Item 2(b).        Address of Principal Business Office or, if None, Residence.

                  4400 Biscayne Boulevard
                  Miami, FL  33137

Item 2(c).        Citizenship.

                  Unites States

Item 2(d).        Title of Class of Securities.

                  Common Stock

Item 2(e).        CUSIP Number.

                  127537207

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), identify the status of the person filing.

                  Not Applicable

Item 4.           Ownership.

                  (a) Amount beneficially owned: 732,187

                  (b) Percent of class: 5.88%

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or direct the vote: 732,187

                      (ii) Shared power to vote or direct the vote: 0

                      (iii) Sole power to dispose or direct the disposition of:
                            732,187

                      (iv) Shared power to dispose or direct the disposition of:
                           0

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CUSIP No. 127537207                SCHEDULE 13G               Page 4 of 5 Pages
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Item 5.           Ownership of Five Percent or Less of a Class.

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Not Applicable

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CUSIP No. 127537207                SCHEDULE 13G               Page 5 of 5 Pages
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                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 29, 2009                                  Frost Gamma Investments Trust

                                                  /s/ Phillip Frost, MD
                                                  -----------------------------
                                                  By: Phillip Frost, MD
                                                  Title: Trustee